Exhibit 5.1

September 18, 2026

Quoin Pharmaceuticals Ltd.

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Quoin Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling shareholders identified therein (the “Selling Shareholders”) of up to 9,371,895 American Depositary Shares (“ADSs”) representing 328,016,325 ordinary shares, no par value, of the Company (“Ordinary Shares”), consisting of (i) 2,445,800 ADSs (the “Offered ADSs”) issued pursuant to that certain securities purchase agreement, dated as of August 27, 2026 (the “Purchase Agreement”), by and among the Company and the purchasers named therein (the “Purchasers”), (ii) 3,802,130 ADSs (the “Pre-Funded ADSs”) issued or issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued pursuant to the Purchase Agreement, and (iii) 3,123,965 ADSs (the “Ordinary Warrant ADSs”) issuable upon the exercise of ordinary warrants (the “Ordinary Warrants” and together with the Pre-Funded Warrants, the “Warrants”) issued together with the Offered ADSs or the Pre-Funded Warrants, as applicable, pursuant to the Purchase Agreement.

This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the Purchase Agreement; (iv) the Registration Rights Agreement, dated as of August 27, 2026, by and among the Company and the Purchasers (the “Registration Rights Agreement”); (v) the forms of Pre-Funded Warrant and Ordinary Warrant; (vi) the articles of association of the Company, as currently in effect; (vii) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and relate to the Registration Statement, the Prospectus and other actions to be taken in connection with the registration; and (viii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that (i) the Ordinary Shares underlying the Offered ADSs have been duly authorized, validly issued, fully paid and non-assessable, and (ii) the Ordinary Shares underlying the Warrants have been duly authorized, and when any Warrant is exercised pursuant to the terms thereof, the Ordinary Shares underlying the ADSs issuable at that time by the Company will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that the issuance of any Ordinary Shares (including Ordinary Shares represented by ADSs) underlying the Warrants that would cause the holder thereof, together with its affiliates, to exceed the beneficial ownership limitations set forth in the terms of such Warrants remains subject to receipt of shareholder approval prior to such issuance in accordance with the terms of the Purchase Agreement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices

Meitar | Law Offices